KATY INDUSTRIES, INC.
            DIRECTORS' DEFERRED COMPENSATION PLAN
                          Article 1.
                  Establishment and Purpose
        1.1 Establishment. Katy Industries, Inc., a Delaware corporation (the "Company"), hereby establishes, effective as of June 1, 1995 (the "Effective Date"), a deferred compensation plan for directors as described herein, which shall be known as the "Katy Industries, Inc. Directors'
  Deferred Compensation Plan" (the "Plan").
     1.2 Purpose. The primary purpose of the Plan is to provide Directors of the Company with the opportunity to voluntarily defer all or a portion of their Compensation, subject to the terms of the Plan. By adopting the Plan, the Company desires to enhance its ability to attract and retain Directors of outstanding competence.
                          Article 2.
                         Definitions
     Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:
     (a) "Board" or "Board of Directors" means the Board of Directors of the Company.
     (b) "Change in Control" of the Company means, and shall be deemed to have occurred upon, any of the following events:
                 (i) Any Person (other than those Persons in control of the Company as of the Effective
               Date, or other than a trustee or other
               fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial
               Owner, directly or indirectly, of securities of the Company representing thirty percent
               (30%) or more of the combined voting power of the Company's then outstanding securities; or
                (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board
               (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or
               (iii) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company's assets; or (iii) a merger, consolidation, or reorganization of the
               Company with or involving any other
               corporation, other than a merger,
               consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company
               (or such surviving entity) outstanding
               immediately after such merger, consolidation, or reorganization.
        However, in no event shall a "Change in Control" be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the
          Change-in-Control transaction. A Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).
             For this purpose, a "Person" includes an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company or similar organization or group acting in concert.
          A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of
          1934.
   (c) "Code" means the Internal Revenue Code of 1986, as amended.
   (d) "Company" means Katy Industries, Inc., a Delaware corporation.
   (e) "Compensation" means the Retainer and Meeting Fees and any other compensation payable to a Participant by the Company for services performed as a Director during Plan Year.
   (f) "Director" means a member of the Board of Directors of the Company on or following the Effective Date of the Plan.
   (g) "Disability" shall have the meaning ascribed to such term in the Company's governing long-term disability plan or if no plan is then in effect, shall mean the determination by the Board that the physical or mental condition of a Participant renders such Participant unable to carry out the duties and obligations as a Director of the Company.
   (h) "Effective Date" means the date the Plan becomes effective, as set forth in Section 1.1 herein.
   (i) "Meeting Fees" means fees paid by the Company to a Director for attendance at Board and various
          Board committee meetings during the relevant Plan
          Year, and exclusive of Retainer earned during such Plan Year.
   (j) "Participant" means any Director who is actively participating in the Plan.
   (k)  "Plan" means the Katy Industries, Inc. Directors'
          Deferred Compensation Plan.
   (l) "Plan Year" means the period commencing with the date of the Company's annual meeting of shareholders through and including the last date prior to the succeeding annual meeting.
   (m) "Retainer" means the annual retainer paid by the Company and earned by a Director during the relevant Plan Year with respect to the Director's service on the Board, exclusive of Meeting Fees earned during such Plan Year.
                          Article 3.
                        Administration
   3.1 Administration of the Plan. The Plan shall be administered by the Board. Subject to the provisions set forth herein, the Board shall have full power to determine the terms and conditions of each Director's participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; to amend (subject to the provisions of Article 9 herein) the terms and conditions of the Plan and any agreement or instrument entered into under the Plan;
  and to make other determinations which may be necessary or advisable for the administration of the Plan.
   Subject to the terms of the Plan, the Board may delegate any or all of its authority granted under the Plan to an executive or executives of the Company.
   3.2 Decisions Binding. All determinations and decisions of the Board as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties.
   3.3 Indemnification. Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan.
  The Company shall, subject to the requirements and limitations of Delaware law, pay such loss, cost, liability or expense imposed on or incurred by such person promptly upon demand by him or her, whether or not he or she has actually advanced such amount prior thereto.
   The Company shall also indemnify each such person who is or shall have been a member of the Board against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided her or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.
   The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
                          Article 4.
                Eligibility and Participation
   4.1 Eligibility. Each Director of the Company on or following the Effective Date shall be eligible to participate in the Plan. In the event a Participant no longer meets the requirements for eligibility to participate in the Plan, such Participant shall become an inactive Participant retaining all of the rights described under the Plan, except the right to make any further deferrals hereunder.
   4.2 Participation. When a Director first becomes eligible to participate in the Plan, such Director shall, as soon as practicable thereafter, be notified by the Board of his or her eligibility to participate. At such time, the Board shall provide such Director with an "Election to Defer
  Form" and an "Investment Election Form" which shall be submitted by the Director as provided in Sections 5.2 and
  6.2 hereof.
   Unless otherwise determined by the Board, once notified of eligibility to participate, each eligible Director shall be entitled to make deferrals and investment elections with respect to each subsequent Plan Year by submitting an Election to Defer Form as provided in Section 5.2, and an Investment Election Form as provided in Section 6.2.
   4.3  Partial Plan Year Participation.  In the event a
  Director first becomes eligible to participate in the Plan after the beginning of the Plan Year, the Board may, in its discretion, allow such Director to complete an Election to Defer Form and Investment Election Form within thirty (30) days of becoming eligible to participate; such election to be valid and applicable for the Plan Year then in progress.
  An Election to Defer Form and an Investment Election Form submitted pursuant to this Section 4.3 shall apply only to Compensation earned subsequent to the date on which a valid Election to Defer Form and/or Investment Election Form, as applicable, is received by the Board from the Participant.
                          Article 5.
                     Deferral Opportunity
   5.1 Amount Which May Be Deferred. A Participant may elect to defer up to one hundred percent (100%) of each component of Compensation in any Plan Year.
   5.2 Deferral Election. Participants shall make their elections to defer Compensation under the Plan prior to the beginning of each Plan Year, or not later than thirty (30) calendar days following notification of initial eligibility to participate for a partial Plan Year, as applicable. All deferral elections shall be irrevocable, and shall be made on an "Election to Defer Form," as described herein.
   Unless determined otherwise by the Board, Participants shall make the following irrevocable elections on the initial and each subsequent "Election to Defer Form," as applicable:
   (a) The amount to be deferred with respect to each component of Compensation for the Plan Year; and
   (b) The eventual form of payout of all deferrals, within certain parameters as provided in Section
          5.4 herein.
   5.3 Length of Deferral. Except as otherwise provided herein, all deferrals hereunder and investment return thereon shall be maintained in deferred status until the respective Participant's attainment of age 62 or termination of service as a Director for any reason, whichever is later.
   5.4 Payment of Deferred Amounts. Participants shall receive payment of deferred amounts, together with investment return accrued thereon pursuant to Section 6.2, at the end of the applicable deferral period. Such payment shall be made in cash, in a single lump-sum payment within thirty
  (30) calendar days of the date specified for payment, as determined under Section 5.3 herein. However, upon making his or her first deferral under the Plan, a Participant may elect to receive payment in the form of five (5) approximately equal annual installments, rather than in a lump sum. This election shall be made on the Participant's initial Election to Defer Form, shall be irrevocable thereafter, and shall apply to all future deferrals and investment returns thereon.
   Notwithstanding the foregoing, any unpaid deferred amounts and accumulated investment return thereon shall be paid to the Participant in the event that, at any time prior to full payment of such deferred amounts and investment return thereon, (i) the Participant's service as a Director of the Company is terminated by reason of death or Disability, or (ii) a Change in Control of the Company occurs, as determined by the Board. In such event, payment shall be made in a single lump sum, in cash, within thirty
  (30) calendar days after the termination of the Participant's service as a Director or the effective date of a Change in Control, as applicable.
   5.5 Financial Hardship. The Board shall have the authority to alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Board, severe financial hardship. In such event, the Board may, in its sole discretion:
   (a) Authorize the cessation of deferrals by such Participant under the Plan; or
   (b) Provide that all, or a portion, of the amount previously deferred by the Participant shall immediately be paid in a lump-sum cash payment; or
   (c) Provide for such other payment schedule as deemed appropriate by the Board under the circumstances.
   For purposes of this Section 5.5, "severe financial hardship" shall mean any financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, payment may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; and (iii) by cessation of deferrals under the Plan. Withdrawals of amounts because of a severe financial hardship may only be permitted to the extent reasonably necessary to satisfy the hardship. Examples of what are not considered to be severe financial hardships include the need to send a Participant's child to college or the desire to purchase a home.
   The severity of the financial hardship shall be judged by the Board. The Board's decision with respect to the severity of financial hardship and the manner in which, if at all, the Participant's future deferral opportunities shall be ceased, and/or the manner in which, if at all the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal.
                          Article 6.
                Deferred Compensation Accounts
   6.1 Participants' Accounts. The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant, and investment return thereon, under Article 5 herein. Each account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant. The establishment and maintenance of such accounts, however, shall not be construed as entitling any Participant to any specific assets of the Company.
   6.2  Investment Return on Deferred Amounts.
  Compensation deferred under Article 5 shall be deemed to be invested as elected by each Participant from a choice of one or more investment alternatives offered by the Company.
  Such investment election shall be made by each Participant pursuant to an "Investment Election Form" described herein. Participants shall be permitted to change their investment elections annually, at the same time as Elections to Defer are made pursuant to the Plan, except that the Board may permit more frequent elections in its discretion.
   The rates of return earned on deferrals shall be equal to the actual returns achieved on the selected investments.
  Each Participant's deferred compensation account shall be credited on the last day of each calendar quarter with earnings thereon and charged with losses, such earnings and losses to be based upon the actual returns that would have been achieved on the deferred amounts if such amounts had actually been invested pursuant to the investment elections of each Participant. Investment return on deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying deferred amounts.
   6.3 Charges Against Accounts. There shall be charged against each Participant's deferred compensation account any payments made to the Participant or to his or her beneficiary.
                          Article 7.
                   Beneficiary Designation
   Each Participant shall designate a beneficiary or beneficiaries who, upon the Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Board. Each designation shall be effective as of the date delivered to a Company employee so designated by the Board.
   Participants may change their designations of beneficiary on such form as prescribed by the Board. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the designated employee prior to the Participant's death.
   In the event that all the beneficiaries named by a Participant pursuant to this Article 7 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate.
   In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate.
                          Article 8.
                    Rights of Participants
   8.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participants' accounts when due. Payment of account balances shall be made out of the general funds of the Company.
   8.2 Unsecured Interest. No Participant or party claiming an interest in deferred amounts or contributions of a Participant shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
   8.3 Service as a Director. Neither the establishment of the Plan, nor any action taken hereunder, shall in any way obligate (i) the Company to nominate a Director for reelection or to continue to retain a Director; or (ii) a Director to agree to be nominated for reelection or to continue to serve on the Board.
                          Article 9.
                  Amendment and Termination
   The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Board.
  No such amendment or termination shall in any material manner adversely affect any Participant's rights to deferred amounts or interest earned thereon, without the consent of the Participant.
                         Article 10.
                        Miscellaneous
   10.1 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Chairman of the Compensation Committee of the Company. Such notice, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company.
  Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
   10.2 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
   10.3 Nontransferability. Participants' rights to deferred amounts, contributions, and investment return earned thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.
   10.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
   10.5 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.
   10.6 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
   10.7 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.